Exhibit 99.2

NEWS

FOR IMMEDIATE RELEASE

Contact: Eugene F. Hovanec, (805) 388-3700

Chief Financial Officer

Yatin Mody, (805) 388-3700

Vice President, Finance

Vitesse Semiconductor Corporation Prices Private Offering of 1.50%

Convertible Subordinated Debentures due 2024

Camarillo, CA (September 16, 2004) – Vitesse Semiconductor Corporation (Nasdaq: VTSS) today announced the pricing of $90 million aggregate principal amount of 1.50% Convertible Subordinated Debentures due 2024 in a private placement to qualified institutional buyers pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. The Debentures will bear interest at a rate of 1.50% per annum and be convertible into shares of Vitesse’s common stock at an initial conversion price of $3.92 per share, subject to adjustment (equivalent to a conversion rate of approximately 255.1020 shares of common stock per $1,000 principal amount of Debentures and a conversion premium of approximately 35% to the last reported sale price of $2.90 per share on September 16, 2004). The Debentures will be redeemable by Vitesse beginning October 1, 2007 if its stock price is at least 170% of the conversion price, or approximately $6.67 per share, for 20 trading days within any 30 consecutive trading day period, and will also be redeemable by Vitesse beginning October 1, 2009 without being subject to such condition. In addition, investors will have the right to require Vitesse to repurchase the Debentures on October 1 of 2009, 2014 and 2019 and upon the occurrence of certain events. Vitesse has granted the initial purchaser of the Debentures an option to purchase up to an additional $10 million aggregate principal amount of the Debentures. The offering is expected to close on September 22, 2004.

Vitesse intends to use approximately $20 million of the net proceeds of this offering to fund a concurrent repurchase of approximately 6.9 million shares of its common stock, and the remainder of the net proceeds for general corporate purposes, including product development, sales and marketing, capital expenditures and potential strategic acquisitions. In addition, Vitesse may use a portion of the proceeds to repurchase or repay its existing indebtedness.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Debentures and the common stock issuable upon conversion of the Debentures have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.